Exhibit 4.4

THIS NOTE, IS A GLOBAL SECURITY WITHIN THE MEANING OF SECTION 2.05 OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY NAMED BELOW OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CLEARSTREAM BANKING, SOCIÉTÉ ANONYME OR EUROCLEAR BANK S.A./N.V. (EACH A “DEPOSITARY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF BT GLOBENET NOMINEES LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO BT GLOBENET NOMINEES LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, BT GLOBENET NOMINEES LIMITED, HAS AN INTEREST HEREIN.

THE COCA-COLA COMPANY

Floating Rate Notes due 2019

No.	€

CUSIP No. 191216 CB4

ISIN No.  XS1574667124

Common Code: 157466712

THE COCA-COLA COMPANY, a Delaware corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to BT GLOBENET NOMINEES LIMITED (as nominee of the Depositary), or its registered assigns, the principal sum of                     Euros (€                      ) on March 8, 2019 and to pay interest thereon from March 9, 2017, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on March 8, June 8, September 8 and December 8 in each year, commencing June 8, 2017 at a floating rate per annum, reset quarterly on each of March 8, June 8, September 8 and December 8 of each year (each such date, a “Floating Rate Interest Reset Date”), and will be determined for the initial Floating Rate Interest Period on March 7, 2017, equal to the Applicable

EURIBOR Rate plus 25 basis points, as calculated by the Calculation Agent, subject to the maximum interest rate permitted by New York law or other applicable state law, as such law may be modified by United States law of general applicability, until the principal hereof is paid or made available for payment (the “Floating Rate Principal Payment Date”); provided, however that in no event shall the interest rate hereunder be less than zero. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the 15th calendar day (whether or not a Business Day) preceding the respective Interest Payment Date. Any such interest which is payable but is not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this Series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this Series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

As set forth herein, the Company will pay additional interest on this Security in certain circumstances.

If any Floating Rate Interest Reset Date and Interest Payment Date would otherwise be a day that is not a EURIBOR Business Day, such Floating Rate Interest Reset Date and Interest Payment Date shall be the next succeeding EURIBOR Business Day, unless the next succeeding EURIBOR Business Day is in the next succeeding calendar month, in which case such Floating Rate Interest Reset Date and Interest Payment Date shall be the immediately preceding EURIBOR Business Day.

The term “EURIBOR Business Day” means any day that is not a Saturday or Sunday and that, in the City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close, and is a day on which the TARGET System, or any successor thereto, operates.

The term “Floating Rate Interest Period” means the period from and including a Floating Rate Interest Reset Date (or, in the case of the first such period, March 9, 2017) to but excluding the next succeeding Floating Rate Interest Reset Date and, in the case of the last such period, from and including the Floating Rate Interest Reset Date immediately preceding the Floating Rate Maturity Date or Floating Rate Principal Payment Date, as the case may be, to but not including such Floating Rate Maturity Date or Floating Rate Principal Payment Date, as the case may be. If the Floating Rate Principal Payment Date or Floating Rate Maturity Date is not a EURIBOR Business Day, then the principal amount of the Securities of this Series plus accrued and unpaid interest thereon shall be paid on the next succeeding EURIBOR Business Day and no interest shall accrue for the Floating Rate Maturity Date, Floating Rate Principal Payment Date or any day thereafter.

The “Applicable EURIBOR Rate” shall mean the rate determined in accordance with the following provisions:

(1)         Two prior TARGET days (as defined below) on which dealings in deposits in Euros are transacted in the Euro-zone interbank market preceding each Floating Rate Interest Reset Date (each such date, an “Interest Determination Date”), Deutsche Bank AG, London Branch (the “Calculation Agent”), as agent for the Company, will determine the Applicable EURIBOR Rate which shall be the rate for deposits in Euro having a maturity of three months commencing on the first day of the applicable interest period that appears on the Reuters Screen EURIBOR01 Page as of 11:00 a.m., Brussels time, on such Interest Determination Date. “Reuters Screen EURIBOR01 Page” means the display designated on page “EURIBOR01” on Reuters (or such other page as may replace the EURIBOR01 page on that service or any successor service for the purpose of displaying Euro-zone interbank offered rates for Euro-denominated deposits of major banks). If the Applicable EURIBOR Rate on such Interest Determination Date does not appear on the Reuters Screen EURIBOR01 Page, the Applicable EURIBOR Rate will be determined as described in (2) below. “Target day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is operating.

(2)         With respect to an Interest Determination Date for which the Applicable EURIBOR Rate does not appear on the Reuters Screen EURIBOR01 Page as specified in (1) above, the Applicable EURIBOR Rate will be determined on the basis of the rates at which deposits in Euro are offered by four major banks in the Euro-zone interbank market selected by the Company (the “Reference Banks”) at approximately 11:00 a.m., Brussels time, on such Interest Determination Date to prime banks in the Euro-zone interbank market having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. We will request the principal Euro-zone office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of the rates quoted by three major banks in the Euro-zone selected by the Company at approximately 11:00 a.m., Brussels time, on such Interest Determination Date for loans in Euro to leading European banks, having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected as aforesaid by the Company are not quoting as mentioned in this sentence, the relevant Floating Interest Rate for the Floating Rate Interest Period commencing on the Floating Rate Interest Reset Date following such Interest Determination Date will be the Floating Interest Rate in effect on such Interest Determination Date (i.e., the same as the rate determined for the immediately preceding Floating Rate Interest Reset Date).

The amount of interest for each day that the Securities of this Series are outstanding (the “Daily Interest Amount”) will be calculated by dividing the Floating Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of the Securities of this Series (known as the “Actual/360” day count). The amount of interest to be paid on the Securities of this Series for any Floating Rate Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Floating Rate Interest Period.

The Floating Interest Rate and amount of interest to be paid on the Securities of this Series for each Floating Rate Interest Period will be determined by the Calculation Agent. The Calculation Agent will, upon the request of any Holder of the Securities of this Series, provide the interest rate at the time of the last Interest Payment Date with respect to the Securities of this Series. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on the Company and the Holders of the Securities of this Series. So long as the Applicable EURIBOR Rate is required to be determined with respect to the Securities of this Series, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail duly to establish the Applicable EURIBOR Rate for any Floating Rate Interest Period, or that the Company proposes to remove such Calculation Agent, the Company shall appoint itself or another Person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in a location agreed upon between the Company and the Paying Agent; provided, however, that at the option of the Company payment of interest, other than interest at Maturity, or upon redemption, may be made by check drawn upon the Paying Agent and mailed-on or prior to an Interest Payment Date to the address of the Person entitled thereto as such address shall appear in the Securities Register; provided, further, that (1) the Depositary, as Holder of the Securities, or (2) a Holder of more than €5,000,000 in aggregate principal amount of a Series of Securities in definitive form is entitled to require the Paying Agent to make payments of interest, other than interest due at Maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the Holder in the United States, by sending appropriate wire transfer instructions as long as the Paying Agent receives the instructions not less than ten days prior to the applicable Interest Payment Date. The principal and interest payable on any of the Securities at Maturity, or upon redemption, will be paid by wire transfer of immediately available funds against presentation of a Security at the office of the Transfer Agent and Registrar.

All payments on this Security will be payable in Euro. If, however, the Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the Euro is no longer being used by the then Member States of the European Monetary Union (the “Member States”) that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Security will be made in U.S. Dollars until the Euro is again available to the Company or so used. In such circumstance, the amount otherwise payable by the Company on any date in Euro will be converted into U.S. Dollars at a rate determined by the Company in good faith. If applicable laws or regulations of the Member States (including official pronouncements applying those laws or regulations) mandated, in the Company’s good faith determination, the use of a specific exchange rate for these purposes, the

Company will apply the exchange rate so mandated. Any payment in respect of this Security so made in U.S. Dollars will not constitute an Event of Default under this Security or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an authenticating agent, by the manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

THE COCA-COLA COMPANY

By:
			Name:	Christopher P. Nolan
			Title:	Vice President and Treasurer

Attest:

Name:	Jennifer Manning
Title:	Secretary

(Trustee’s Certificate of Authentication)

This is one of the Securities of the Series provided for in the within-mentioned Indenture.

Deutsche Bank Trust Company Americas, as Trustee

By:
Authorized Signatory

By:
Authorized Signatory

[Reverse]

This Note (as defined herein) is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Company (herein called the “Securities”), issued and to be issued in one or more Series under an Indenture, dated as of April 26, 1988, as amended and supplemented by that First Supplemental Indenture, dated as of February 24, 1992, and by that Second Supplemental Indenture, dated as of November 1, 2007 (as so amended and supplemented, herein called the “Indenture”), between the Company and Bankers Trust Company (now known as Deutsche Bank Trust Company Americas), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  The Securities may be issued in one or more Series, which different Series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be denominated and bear interest, if any, in Dollars or in a Foreign Currency, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Security is one of a Series of Securities of the Company designated as set forth on the face hereof (herein called the “Notes”), limited in aggregate principal amount to €                   .

No sinking fund is provided for the Notes.

In the event of a deposit or withdrawal of an interest in this Note, including an exchange, redemption or transfer of this Note in part only, the Trustee or its designee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the rules and procedures of Euroclear and Clearstream applicable to, and as in effect at the time of, such transaction.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of, and accrued interest on, the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of such principal of and interest, if any, on the Notes shall terminate. The Holders shall have such other rights and remedies after the occurrence and during the continuance of an Event of Default as set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each Series under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding of each Series to be affected by such amendment or modification. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of each Series at the time outstanding, on behalf of the Holders of all Notes of such Series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note. The Indenture contains provisions setting forth certain conditions to the institution of proceedings by Holders of Notes with respect to the Indenture or for any remedy under the Indenture. Section 12.01(a) of the Indenture also contains provisions applicable to the Notes relating to the Company’s ability to discharge its obligations with respect to the Notes and under the Indenture with respect to the Notes, upon the deposit of money, German government securities or other government obligations, in an amount sufficient to pay and discharge the principal of and interest on the Notes to the Maturity of the Note, in certain specified circumstances. The defeasance provisions described in Section 12.01(b) of the Indenture will not be applicable to the Notes.  The lien and sale and lease back provisions described in Sections 5.03 and 5.04 of the Indenture will not be applicable to the Notes.

Subject to the next preceding sentence hereof, no reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

This Note is exchangeable for definitive Notes only if (1) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Note and the Company does not appoint a successor Depositary within 90 days after receiving that notice or becoming aware that the Depositary is no longer registered or (2) the Company executes and delivers to the Trustee a Company Order that this Note shall be so exchangeable.  In such case, this Note shall be exchangeable into definitive Notes issuable only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.  No definitive Notes shall be issuable in denominations of less than €100,000.  If this Note is exchanged pursuant to the preceding sentences, it shall be exchangeable for definitive Notes at the office of the Transfer Agent and Registrar, currently located at Deutsche Bank Trust Company Americas, 60 Wall Street, 16th Floor, New York, New York 10005, registered in the name or names that the Depositary gives to the Trustee, bearing interest at the same rate, having the same date of issuance, redemption provisions, Stated Maturity and other terms in registered form and of differing denominations aggregating a like amount.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register, upon surrender of this Note for registration of transfer at the office or agency of the Transfer Agent and Registrar, currently located at Deutsche Bank Trust Company Americas, 60 Wall Street, 16th Floor, New York, New York 10005, or at any other office or agency of the Company where the principal of and interest on this Note are payable, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Transfer Agent and Registrar, duly executed, by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons and only in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company may not redeem the Notes prior to the Maturity Date, except in the case of certain tax events described herein.

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company of the principal of and interest on the Notes to a Holder who is not a United States Person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)                     to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)                     to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; and

(3)                     to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

This Note is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to this Note. Except as specifically provided above, no payment will be required for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

If the Company is required to pay any additional amounts as described above with respect to the Notes, the Company will notify the Trustee and the Paying Agent pursuant to an Officer’s Certificate that specifies the additional amounts payable and when the additional amounts are payable.  If the Trustee and the Paying Agent do not receive such an Officer’s Certificate from the Company, the Trustee and the Paying Agent may rely on the absence of such an Officer’s Certificate in assuming that no such additional amounts are payable.

The term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States Person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

To the extent permitted by law, the Company will maintain a paying agent that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after March 9, 2017, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described above with respect to the Notes, then the Company may at any time at the Company’s option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days’ prior notice to the Holders, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest on the Notes to the Redemption Date.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Notes are governed by the laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common
TEN ENT	-	as tenants by entireties (Cust)
JT TEN	-	As joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT	-	Custodian
(Minor)
Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF ASSIGNMENT

For value received                                       hereby sell(s), assign(s) and transfer(s) unto                                             (Please insert social security or other identifying number of assignee) the within Note, and hereby irrevocably constitutes and appoints          as attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

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